UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2021

Independence Contract Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36590	37-1653648
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20475 State Highway 249, Suite 300

Houston, TX 77070

(Address of principal executive offices)

(281) 598-1230

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange where registered
Common Stock, $0.01 par value per share	ICD	New York Stock Exchange

Item 8.01 Other Events

As previously disclosed, on August 19, 2021 Independence Contract Drilling, Inc. (the “Company”) entered into an amended and restated equity distribution agreement (the “Agreement”) with Piper Sandler & Co. and Johnson Rice & Company L.L.C. (the “Agents”), which amended and restated the original equity distribution, entered into by the Company and Piper Sandler & Co. on June 5, 2020. Pursuant to the Agreement, the Company from time to time may offer and sell through the Agents shares of its common stock, par value $0.01 per share, having an aggregate offering price of up to a maximum amount specified therein (the “Shares”). Pursuant to a prospectus supplement dated August 19, 2021, the Company has issued and sold approximately $7.5 million in shares of common stock during 2021.

Pursuant to General Instruction I.B.6 to a Registration Statement on Form S-3, the Company may sell additional shares at this time, and the board of directors has authorized the sale of an additional $5.9 million in shares of its common stock. Sales of the Shares, if any, under the Agreement may be made in any transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

If, and when, any such sales occur, the Company currently plans to use the net proceeds from at the market offerings, after deducting the sales agents’ commissions and offering expenses payable by the Company, for general corporate purposes, which may include, among other things, funding for future rig reactivations, repayment of final Sidewinder merger consideration payments due June 30, 2022 aggregating $4.6 million, including accrued interest, as of such date, repayment of indebtedness and capital expenditures.

The Agreement contains customary representations, warranties and agreements by the Company, indemnification obligations of the Company and the Agents, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

The Shares to be sold under the Agreement, if any, will be issued and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No 333-258534), which was declared effective by the Securities and Exchange Commission on August 18, 2021, and a prospectus supplement thereto. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares nor shall there be any sale of the Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to complete text of the Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K. A legal opinion related to the issuance and sale of the additional Shares is filed herewith as Exhibit 5.1.

In connection with sales of Shares pursuant to the Agreement, effective December 14, 2021 the Company and Tumim Stone Capital LLC (“Tumim”) also mutually agreed to terminate the Common Stock Purchase Agreement, dated November 11, 2020 (the “Commitment Purchase Agreement”), between the Company and Tumim Stone Capital LLC (“Tumim”). Pursuant to the Commitment Purchase Agreement, the Company had the right to sell to Tumim up to $5,000,000 in shares of its common stock (subject to certain conditions and limitations) from time to time during the term of the Commitment Purchase Agreement. The Company sold 1,144,000 shares of its common stock to Tumim during the term of the Commitment Purchase Agreement for gross proceeds of approximately $4.2 million. Accordingly, the Company does not believe the termination of such agreement is material to the Company.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
1.1

Amended and Restated Equity Distribution Agreement, dated August 19, 2021, among Independence Contract Drilling, Inc., Piper Sandler & Co. and Johnson Rice & Company L.L.C. (incorporated by reference to Exhibit 1.1 to the Company’s Form 8-K filed on August 19, 2021) (File No. 001-36590)

5.1	Legal Opinion of Sidley Austin LLP
10.1

Common Stock Purchase Agreement, dated as of November 11, 2020, by and between Independence Contract Drilling, Inc. and Tumim Stone Capital LLC. (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on November 12, 2020) (File No. 001-36590)

23.1	Consent of Sidley Austin LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Contract Drilling, Inc.

Date: December 16, 2021	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary